UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 31, 2008
Date of Report (Date of earliest event reported)
American Spectrum Realty, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-16785	52-2258674

(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
incorporation)		No.)
5850 San Felipe, Suite 450, Houston, Texas 77057
(Address of principal executive offices) (Zip Code)
(713) 706-6200
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
On December 31, 2008, American Spectrum Realty, Inc. (“the Company”) issued 55,172 shares of Series A Preferred Stock (“Preferred Stock”). The Preferred Stock was sold for $1.6 million and will bear dividends at a rate of 15% per year payable quarterly. The Preferred Stock was sold to the following individuals: William J. Carden, Chairman of the Board, President and CEO, and John N. Galardi and Timothy R. Brown, Directors. The shares were issued in a private transaction exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended. The Preferred Stock is not required to be redeemed by the Company and the holders will have no right to require redemption. The Preferred Stock is redeemable at the option of the Company at any time after December 31, 2011. The proceeds from the sale of the Preferred Stock may be used to pay down debt and/or as working capital by the Company.
On January 2, 2009, American Spectrum Realty, Inc. issued a press release, a copy of which is attached hereto as Exhibit 99.1.
Item 3.03. Material Modifications to Rights of Security Holders.
On December 31, 2008, the Company issued 55,172 shares of Series A Preferred Stock pursuant to Articles Supplementary to its Articles of Incorporation filed on December 30, 2008 establishing the Series A Preferred Stock. Each share of Series A Preferred Stock was sold for $29.00 and is entitled to annual dividends, payable quarterly, at an annual rate of 15%, and to a preference on liquidation equal to the following: (a) if on or prior to December 31, 2011, the sum of $29 and any accrued and unpaid dividends or (b) if after December 31, 2011, the greater of (x) the sum of $29 and any accrued and unpaid dividends or (y) the amount which would be paid on account of each share of common stock upon liquidation if each share of Series A Preferred Stock had hypothetically been converted into one share of common stock. The terms of the Series A Preferred Stock set forth in the Articles Supplementary, filed as Exhibit 99.2 to this Report, are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit	Description

99.1	Press Release dated January 2, 2009

99.2	Articles Supplementary for 15% Cumulative Preferred Stock, Series A of American Spectrum Realty, Inc. dated December 30, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SPECTRUM REALTY, INC.
By:	/s/ William J. Carden
	Name:	William J. Carden
	Title:	Chairman of the Board, President and Chief Executive Officer

Date: January 6, 2009